EXHIBIT 10.1

FIRST AMENDMENT TO LOAN AGREEMENT

This First Amendment to Loan Agreement (the “Amendment”) is made this 20th day of April 2009, by WSI Industries, Inc., a Minnesota corporation (the “Borrower”) and the City of Monticello Economic Development Authority, a public body corporate and politic (the “Authority”).

RECITALS

A. The Borrower and the Authority entered into a loan agreement (the “Loan Agreement”) dated as of May 3, 2004, for the acquisition of certain real property described on Exhibit A attached hereto (the “Property”) to be used as a precision machining and job shop manufacturing facility in the City of Monticello (the “City”).

B. Pursuant to the Loan Agreement, the Authority loaned to the Borrower the sum of $350,000 (the “Loan”), evidenced by a promissory note (the “Note”) and a mortgage (the “Mortgage”), both dated as of May 3, 2004 (the “Loan Closing Date”), and executed and delivered to the Authority by the Borrower. The Mortgage was recorded on May 13, 2004 in the office of the Wright County Recorder as document no. A908908.

C. The Loan Agreement provides for a sixty-month term of the Loan, which is due and payable on May 1, 2009.

D. The Loan Agreement contained a business subsidy agreement consisting of certain job and wage goals to be met by May 3, 2006, and such job and wage goals have been duly satisfied by the Borrower.

E. The parties desire to extend the term of the Loan beyond the term provided in the Loan Agreement, and have agreed to modify certain terms and conditions of the Loan Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual obligations of the parties hereto, each of them does hereby covenant and agree with the other as follows:

1. Amendment of paragraph 2 of the Loan Agreement. Paragraph 2 of the Loan Agreement is amended to read as follows:

Repayment of Loan. The Loan shall be repaid with interest as follows:

(a) Interest at the rate of two percent (2.0%) per annum shall accrue from the Loan Closing Date until the Loan is repaid in full.

(b) Payments of principal and interest shall continue on the third day of each and every month until the Loan is repaid in full. Such payments shall fully amortize any outstanding balance of the Loan over twenty-five (25) years from the Loan Closing Date; provided, however, the entire remaining unpaid balance of principal and interest shall be due and payable on the first day of the eighty-fourth (84th) month following the Initial Payment Date of June 3, 2004.

2. Miscellaneous. Except as amended by this Amendment, the Loan Agreement shall remain in full force and effect. Upon execution, Borrower shall reimburse the Authority for all out-of pocket-costs incurred by the Authority in connection with negotiating, drafting and approval of this Amendment.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the proper officers thereunto duly authorized on the day and year first written above.

CITY OF MONTICELLO ECONOMIC DEVELOPMENT AUTHORITY

By: /s/ Bill Demeules
President

By: /s/ Megan Barnett
Executive Director

[Signature page to First Amendment to Loan Agreement-Monticello EDA, Monticello, Minnesota]

BORROWER
WSI INDUSTRIES, INC.

By: Paul D. Sheely
Its: CFO

[Signature page to First Amendment to Loan Agreement-Borrower]

Exhibit A

Description of Property

Lot 1, Block 1, Remmele Addition